EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Great Pee Dee Bancorp, Inc.

Cheraw, South Carolina

We consent to the incorporation by reference in the Registration Statements of Great Pee Dee Bancorp, Inc. on Form S-8 (Nos. 333-79339 and 333-120048) of our report dated August 22, 2005 on the consolidated financial statements of Great Pee Dee Bancorp, Inc. and Subsidiary as of and for the years ended June 30, 2005 and 2004, which appears in the 2005 Annual Report on Form 10-KSB of Great Pee Dee Bancorp, Inc.

Charlotte, North Carolina

September 27, 2005